Exhibit 10.22

Management Incentive Plan (MIP) 2005

ExCo, Group COOs, Global SVPs

SWW VPs Directors and Managers

Overview:

The 2005 Management Incentive Plan provides eligible participants with the opportunity to earn incentive pay based upon one or more of the following factors:

•                  SITEL achieving its Earnings Per Share (EPS) goal, and

•                  The Business Unit achieving its Business Unit Contribution (BUC) target.

•                  The individual’s contribution to achieving the BU/corporation’s objectives

Incentive Opportunity:

SITEL has chosen a “percentage of base salary” as the appropriate target incentive compensation opportunity.

CEO, ExCo, (grade 20-21)	75% of base salary
COOs (grade 19)	40% of base salary
BU Leaders/MDs/Global SVPs (typically grades 16-19)	30% of base salary
VPs and Directors (typically grades 16 – 17)	20% of base salary
Managers (typically grade 15)	15% of base salary

Incentive Components:

MIP participants, at or above Grade 15, within BUs have a target incentive opportunity that is split between an EPS performance component and a BUC performance component.

The amount of the split depends upon the level of employee. The higher the employee’s job grade level, the greater the proportion of target incentive opportunity is based on EPS.  The table below summarizes the proportion of target incentive opportunity that is based on EPS and BUC.

Level	Incentive Based on EPS	Incentive Based on BUC
CEO, ExCo, Group COOs, and Global SVPs (Grades 19 through 21)	100%	0%
SWW VPs, Directors, and Managers (typically Grades 15-17)	100%	0%
BU Leaders/MDs (typically Grades 16 – 18)	40%	60%
BU VPs, Directors, and Managers (typically Grades 15-17)	20%	80%

The ExCo, Group Chief Operating Officers (COOs), Global SVPs, and eligible SWW VPs, Directors, and Managers have 100% of their target incentive opportunity based exclusively on EPS.

Incentive Plan Threshold (“Gatekeeper”):

EPS Threshold – The Compensation Committee of the Board of Directors has defined a minimum level of EPS that must be achieved before the plan participant is eligible for any EPS incentive payment. This minimum EPS level is necessary to fund the MIP, but does not guarantee a payout.

EPS Performance Component:

A low target EPS, defined by the Compensation Committee of the Board of Directors, must be met or exceeded to trigger the calculation of an EPS award amount.  At the low target EPS level, 30% of the incentive opportunity is awarded.  For each additional 1 cent (USD) of EPS above the low target EPS level, an additional 10% of the incentive opportunity will be awarded, up to a maximum incentive opportunity of 120%. The award percentages at various EPS percentages are shown in the table below:

EPS Level	Award Percentage for EPS Component of the Total Incentive Opportunity
Low target	30%
Low target + 1 cent	40%
Low target + 2 cents	50%
Low target + 3 cents	60%
Low target + 4 cents	70%
Low target + 5 cents	80%
Low target + 6 cents	90%
Low target + 7 cents	100%
Low target + 8 cents	110%
Low target + 9 cents	120%
Greater than low target + 9 cents	120%

Confidential	SITEL Corporation

Individual Performance Impact on Incentive Payments:

The actual payout of an individual’s incentive may be reduced due to personal performance.  Each MIP participant’s manager is to assess the individual’s contribution to achieving the objectives of the corporation.  The vehicle for making this assessment is the individual’s PACMan in which financial and non-financial performance objectives are defined.  If the individual’s manager determines that the individual’s performance was below expectations, the manager may reduce the incentive award by a fraction or the entire amount to arrive at an actual incentive payment.

All reductions in an incentive award are to be reviewed by the appropriate HR manager to ensure the completeness and accuracy of the manager’s assessment.

Incentive Calculation Examples

The table below illustrates the incentive calculation for an SWW VP or Director with a base salary of $100,000, and the incentive opportunity of 20% of base salary, and several different EPS achievement scenarios:

Incentive Calculation Based on EPS Component

Maximum Incentive Payment	Percentage of Incentive Opportunity Based on EPS	EPS Scenarios	Incentive Payment Calculation - Resulting Salary of Base	% of Base	Incentive Award
20% of Base Salary	100%	Below minimum EPS	(.20 X 1) X (.0)	0%	0
		Low target	(.20 X 1) X (.30)	6%	6,000
		Low Target + 2 cents	(.20 X 1) X (.30 + (2 X .10))	10%	10,000
		Low Target + 9 cents	(.20 X 1) X (.30 + (9 X .10))	24%	24,000
		Low Target + 10 cents	(.20 X 1) X (1.20)	24%	24,000

In the example above, the incentive award is the maximum possible payout.  For example, assuming an actual EPS of Low Target + 2 cents, the incentive award would be $10,000.  The MIP participant’s manager might, through a PACMan review, determine that this person had performed below expectations during the year such that the actual payment should be reduced by $5,000, such that the actual incentive payment would be $5,000. Note that the $5,000 reduction in this example does NOT become available to the manager to pay to another individual.  A MIP participant’s manager may decrease, but not increase, an incentive award based upon individual performance.

Confidentiality:

This plan is confidential and is not for publication or distribution internally beyond the authorized distribution or outside of SITEL.

The EPS targets referred to in this document represent “insider information” that cannot be compromised by accidental disclosure; therefore, these EPS targets will be communicated verbally, to COOs, Business Leaders and other eligible participants.   These targets are documented in the meeting minutes of the Compensation Committee of the Board of Directors.

2005 MIP Guidance and Restrictions:

1.               This plan is a privilege, and incentives come into effect only if the specified EPS objectives, BUC and revenue growth objectives (applicable to BU participants), are met or exceeded.

2.               A MIP incentive opportunity is a percentage of the participant’s annual base salary.  A participant’s “annual base salary” excludes any non-standard payments such as hiring bonuses, special incentive awards, draws, travel allowances, ex-pat allowances, mobility allowances, etc.

3.               MIP payments will be pro-rated based on time spent at particular levels of salary and incentive opportunity.  For example, a manager grade level 15 who spends 6 months at a salary level of 75,000 with a 15% maximum total incentive opportunity, who is promoted to a Director level for the remaining 6 months of the year with a salary of 90,000 and a 20% maximum total incentive opportunity would show the following calculation if all revenue growth objectives, EPS objectives and BUC objectives were fully met.

.15 X 75,000 X 50% (i.e. 6 months of the year) = 5,625; Plus

.20 X 90,000 X 50% (i.e. 6 months of the year) = 9,000

Total pro-rated incentive opportunity = 14,625

4.               There are multiple EPS and BUC goals associated with the incentive opportunity targets for each participant.  These targets are absolute thresholds and there is no pro-rata incentive opportunity payment between the target levels.

5.               EPS targets are stated in whole cents (USD) per share as reported in the SEC filings of the company.  EPS targets are defined as after MIP payments and may exclude one-time gains/losses that affect the fully diluted EPS reported.  The Compensation Committee of the Board of Directors make the decision as to what one-time items may be included or excluded from the EPS calculations used to determine the MIP calculations.  If the actual FY 2005 EPS (after MIP payments) would be less than the minimum EPS defined by the Compensation Committee of the Board of Directors, all MIP incentives will be proportionally reduced to ensure that the EPS (after MIP payments) is no less than the minimum EPS.

6.               BUC targets are stated as a percentage of revenue, accurate and rounded to two decimal points.  Revenue growth objectives are stated in local currency.  The BUC targets for each BU are set by the appropriate COO and approved by the ExCo and may be different from the budget for FY 2005.  Only the ExCo may approve BUC targets that are stated as an absolute amount.

7.               MIP incentives are paid on a yearly basis, after the close of the fiscal year and public announcement of the fiscal year earnings.

8.               Participants in the FY 2005 MIP must be employed at SITEL at the time the payment of incentives is made.  If a participant is terminated or leaves his/her employment at SITEL prior to the payment of incentives, the person is not entitled to any MIP payment.

9.               ExCo’s written approval is required for any additions to the list of eligible participants in the MIP and any exceptions to the 2005 MIP Plan opportunity matrix.

10.         All grade Level 15 employees, regardless of job assignment, are eligible for MIP 2005 and are not eligible for compensation under other incentive compensation plans.  Any exceptions, for example, grade 15 and above sales people in a sales incentive plan must be approved, by name, by the ExCo.

11.         The FY 2005 MIP does not give any participant any right to continued employment by SITEL or to continued eligibility for participation in this or any future SITEL incentive plan.  The FY 2005 MIP does not constitute any form of employment contract for any period of time.

12.         SITEL reserves the right to withhold or pro-rate any incentive payments under this plan in individual cases in the event an employee’s performance does not comply with SITEL’s core values as stated in the company’s literature, SITEL’s policies and procedures as stated in Parachute, or the SITEL Leadership Model as defined in SITEL’s performance management program (PACMan).  This reserved right is in addition to any other disciplinary action SITEL may deem appropriate. Any such performance deficiency will wherever possible be communicated in advance of the end of the measurement period.  Payment eligibility under the FY 2005 MIP may be resumed upon correction of the performance deficiency.

13.         SITEL reserves the right to amend or discontinue the FY 2005 MIP.

14.         Excluding EPS, which is a measurement determined solely by the Compensation Committee of the Board of Directors, the determination whether any financial objective under the FY 2005 MIP has been met or exceeded shall rest with ExCo, whose determination shall be final.

15.         The ExCo has the right to adjust individual MIP payment criteria, within the limits set by the Compensation Committee, to accommodate unusual situations that may arise do to reassignment of participants to different BUs or roles within the company, or any other unforeseen circumstances that were not contemplated in the drafting of this MIP.

MANAGEMENT INCENTIVE PLAN (MIP) 2005 ACKNOWLEDGEMENT

I acknowledge that I have read, understand and accept the Management Incentive Plan (MIP) 2005 and that the applicable EPS, BUC, revenue, and all other applicable targets/goals have been communicated to me.

I understand that this plan supercedes all prior compensation plans.  I acknowledge the rights reserved by SITEL under this plan and agree to abide by the guidelines outlined herein, and accept that any decisions made by the designated management authority or their delegate regarding exceptions or appeals are final.

Participant Signature	Date

Printed Participant Name